Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2004 relating to the financial statements of Ctrip.com International, Ltd., which appears in Ctrip.com International, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003.

/s/    PriceWaterhouseCoopers

Shanghai, People’s Republic of China

June 17, 2004